Exhibit 8.1
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Registrant's Subsidiaries                Jurisdiction of Organization
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Alcinoe Shipping Limited                 Republic of Cyprus

Allendale Investments S.A.               Republic of Panama

Alterwall Business Inc.                  Republic of Panama

Cove Apparel, Inc.                       Delaware

Diana Trading Ltd.                       Republic of the Marshall Islands

Manolis Shipping Ltd.                    Republic of the Marshall Islands

Oceanpride Shipping Limited              Republic of Cyprus

Oceanopera Shipping Limited              Republic of Cyprus

Prospero Maritime Inc.                   Republic of the Marshall Islands

Salina Shipholding Corp.                 Republic of the Marshall Islands

Searoute Maritime Limited                Republic of Cyprus

Xenia International Corporation          Republic of the Marshall Islands

Xingang Shipping Ltd.                    Republic of Liberia